Exhibit 99.1

Energy Transfer Partners and Regency Energy Partners to Construct Large Diameter

NGL Pipeline from Permian Basin to Mont Belvieu

Partnerships Also Announce Plans to Convert Existing 12-inch NGL Pipeline to Crude Oil/Condensate Service

DALLAS—(BUSINESS WIRE)—November 17, 2014— Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NYSE:RGP) today announced that their joint venture, Lone Star NGL LLC (“Lone Star”), has Board of Directors approval to construct a 533 mile, 24 and 30-inch natural gas liquids (NGL) pipeline from the Permian Basin to Mont Belvieu, Texas, and convert Lone Star’s existing West Texas 12-inch NGL pipeline into crude oil/condensate service. The new pipeline and conversion projects, estimated to cost between $1.5 and $1.8 billion, are expected to be operational by third quarter of 2016 and first quarter of 2017, respectively.

The new pipeline is being built to accommodate Lone Star’s contracted NGL transportation volumes that will exceed Lone Star’s existing 290,000 barrels per day of capacity from the Permian Basin by 2016. The 24-inch pipeline will initially be sized to transport 375,000 barrels per day from the Permian Basin to Bosque County while the 30-inch pipeline is currently sized to transport 495,000 barrels per day from Bosque County to Mont Belvieu, Texas. The pipelines can be easily expanded to transport additional volumes in the future.

Lone Star’s 12-inch West Texas NGL pipeline will be converted to crude/condensate service. The pipeline runs from the Midland area to the Gulf Coast and will be sized to ship 70,000 barrels per day to Corsicana, Texas and 100,000 barrels per day to Sour Lake, Texas. Lone Star plans on holding an open season for the crude/condensate service at a future date.

Potential shippers interested in transportation service may contact Lone Star via e-mail at M.Mckee@energytransfer.com to request additional information.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP also owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser

Holdings Corporation. Additionally ETP owns the general partner, 100% of the incentive distribution rights and approximately 44% of the limited partnership interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Regency Energy Partners LP (NYSE:RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas; the transportation, fractionation and storage of natural gas liquids; the gathering, transportation and terminaling of oil (crude and/or condensate) received from producers; and the management of coal and natural resource properties in the United States. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE). For more information, please visit Regency’s website at www.regencyenergy.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on Energy Transfer Partners, L.P.’s website at www.energytransfer.com and on the Regency Energy Partners LP website at www.regencyenergy.com.

Investor Relations:

Energy Transfer

Brent Ratliff

Vice President, Investor Relations

214-981-0700

Regency Energy Partners

Lyndsay Hannah

Director, Finance & Investor Relations

214-840-5477

Media Relations:

Vicki Granado

Granado Communications Group

Office: 214-599-8785

Cell: 214-498-9272

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